Contacts:
          Community Central Bank Corp., Ray Colonius, CFO - P:586 783-4500
          Marcotte Financial Relations, Mike Marcotte - P:248 656-3873

COMMUNITY CENTRAL BANK CORPORATION ANNOUNCES COMPLETION OF RIVER PLACE FINANCIAL CORP MERGER. Stroh Appointment Official.	For Immediate Release

MOUNT CLEMENS, Mich., July 6, 2005 -- Community Central Bank Corporation (NNM:CCBD), the holding company for Community Central Bank, announced today that the acquisition of River Place Financial Corporation was completed effective June 30, 2005, with River Place Financial Corporation merging into Community Central Bank.

          David A. Widlak, President, and CEO of Community Central Bank Corporation made the announcement today. "We are excited to have the first and only trust company headquartered in Macomb County. We are already starting to provide our customers trust and wealth management services, which complement our full service banking products. The added strength that River Place Financial Corporation is bringing will provide synergies to our growing organization. Our Trust and Wealth management team, headed by William A. Penner, President of Community Central's River Place Trust division, has a high level of expertise and an ability to provide very personalized service to our customers. We believe that we can continue to differentiate ourselves from the large multi-state banks by our superior level of personal service and responsiveness.

          In connection with the merger, John W. Stroh, III has been appointed as a member of the Community Central Bank Corporation Board of Directors. "John Stroh's wealth of business experience and level of community involvement is an enormous plus to our whole organization," Widlak added.

Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, and St. Clair counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates two full service facilities, one in Mount Clemens and the other in Rochester Hills, Michigan. Community Central Mortgage Company, LLC a subsidiary of the Corporation and Bank, operates locations servicing the Detroit metropolitan area and the Central and Northwest regions of the Indiana markets. The Trust and Wealth management division of the Bank will be located at the 100 North Main Street, Mount Clemens main office location.

Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of

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Community Central River Place
Financial Merger Completed

competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

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